Exhibit 10.07

PERFORMANCE UNIT AWARD AGREEMENT

This Performance Unit Agreement (“Agreement”), effective as of July 24, 2019 (“Grant Date”), is between NuStar Energy L.P. (the “Partnership”) and the recipient of this Agreement (“Participant”), a participant in the NuStar Energy L.P. 2019 Long-Term Incentive Plan, as the same may be amended (the “Plan”), pursuant to and subject to the provisions of the Plan. All capitalized terms contained in this Agreement shall have the same definitions as are set forth in the Plan unless otherwise defined herein. The terms governing this Award are set forth below. Certain provisions applicable to this Agreement are set forth on Appendix A.

1.
Grant of Performance Units. The Compensation Committee (the “Committee”) of the Board of Directors of NuStar GP, LLC (the “Company”) hereby grants, pursuant to Section 6.3 of the Plan, to Participant the number of Performance Units under the Plan communicated to the Participant by the Participant’s manager, which represents the target number of Performance Units subject to this Agreement, which grant is subject to the terms and conditions of this Agreement and the Plan. A “Performance Unit” is an unfunded, unsecured contractual right (commonly referred to as a “phantom unit”) which, upon vesting, entitles Participant to receive a Unit of the Partnership. No DERs are granted in connection with this Award of Performance Units.

2.
Performance Period. Except as provided below with respect to a Change of Control and as the Committee may provide with respect to TUR (as defined in Section 4A), the performance period for any Performance Units eligible to vest on any given Vesting Date (as defined below) shall be the calendar year ending on the December 31 immediately preceding such Vesting Date (each, a “Performance Period” and specifically, with respect to each of 2019, 2020 and 2021, the “Year 1 Performance Period,” the “Year 2 Performance Period,” and the “Year 3 Performance Period,” respectively).

3.	Vesting and Settlement.

A.
Vesting. Except as otherwise provided in this Agreement, the Performance Units granted hereunder shall be eligible to vest, subject to Section 4, over a period of three years in equal, one-third increments (provided, however, that if such increments would otherwise result in a fractional Performance Unit with respect to the applicable Annual Tranche, such fractional Performance Unit shall be rounded to the nearest whole number) (each increment, an “Annual Tranche” and specifically, with respect to the applicable Performance Period for each of the periods ending on December 31, 2019, 2020 and 2021, the “Year 1 Annual Tranche,” the “Year 2 Annual Tranche,” and the “Year 3 Annual Tranche,” respectively). Except as otherwise provided in this Agreement, the applicable portion, if any, of each Annual Tranche shall vest on the date that the Committee certifies the attainment of the Performance Goals established by Committee (“Performance Measures”) for the applicable Performance Period in accordance with Section 4 following completion of the applicable Performance Period (each of these three vesting dates is referred to as a “Vesting Date”). Except as provided below in Section 3C, Performance Units subject to an Annual Tranche that do not vest as of the Vesting Date for such Annual Tranche shall be automatically and immediately forfeited for no consideration. In no event shall a number of Performance Units greater than 200% of the number of Performance Units subject to this Agreement vest under any circumstances.

B.
Settlement. Except as provided otherwise in Section 6, any Performance Units that vest pursuant to this Agreement shall be settled as soon as reasonably practical after the applicable Vesting Date and in all events no later than March 15 of the calendar year following the end of the applicable Performance Period. This Agreement and the Award evidenced hereby are intended to comply with or otherwise be exempt from, and shall be administered consistently in all respects with, Section 409A of the Code and the regulations promulgated thereunder and each payment hereunder shall be considered a separate payment under Section 409A of the Code. If necessary in order to attempt to ensure such compliance, this Agreement may be reformed, to the extent possible, unilaterally by the Partnership consistent with guidance issued by the Internal Revenue Service. Participant agrees that the Units to which Participant will be entitled in connection with the vesting, if any, of each Performance Unit may be in uncertificated form and recorded with the Partnership’s or its Affiliates’ service provider.

C.
Additional Vesting Opportunity for Carried Forward Units. With respect to each Annual Tranche, any Performance Units that do not vest on the original Vesting Date for such Annual Tranche and that would otherwise be forfeited pursuant to Section 3A (the “Carried Forward Units”) shall not be forfeited pursuant to Section 3A and shall again be eligible to vest on the Vesting Date for the immediately following Performance Period. The portion of the Carried Forward Units that vest, if at all, shall be based on the attainment of the Performance Measures for such immediately following Performance Period; provided, however, that regardless of the level of Performance Measures achieved for the immediately following Performance Period, no more than 100% of the Carried Forward Units shall be eligible to vest. Any Carried Forward Units that do not vest on the Vesting Date for the immediately following Performance Period shall be automatically and immediately forfeited for no consideration.

4.	Performance Measures.

A.
Performance Unit Vesting for the Year 1 Performance Period. The number of Performance Units in the Year 1 Annual Tranche that will vest on the applicable Vesting Date shall be determined by multiplying (1) the average of the DCR Vesting Percentage for the Year 1 Annual Tranche and the TUR Vesting Percentage for the Year 1 Annual Tranche (each, as defined below) by (2) the number of Performance Units in the Year 1 Annual Tranche.

I.
DCR Vesting Percentage for the Year 1 Annual Tranche. The DCR Vesting Percentage for the Year 1 Annual Tranche shall be based on the distribution coverage ratio (“DCR”) achieved by the Partnership during the Year 1 Performance Period as follows:

Level	DCR	DCR Vesting Percentage for Year 1 Annual Tranche
Threshold	1.10 : 1	50%
Target	1.21 : 1	100%
Exceeds Target	1.33 : 1	150%
Maximum	1.45 : 1	200%

If the actual performance is between performance levels, the DCR Vesting Percentage will be interpolated on a straight line basis for achievement between performance levels. Notwithstanding the foregoing, the Committee has full discretion to apply a DCR Vesting Percentage between 0% and 200% to the Year 1 Annual Tranche.

II.
TUR Vesting Percentage for the Year 1 Annual Tranche. The TUR Vesting Percentage for the Year 1 Annual Tranche shall be based on the Partnership’s total unitholder return (“TUR”) relative to the TURs of the peer group of companies set forth on Appendix B (the “Target Group”) during the period beginning on July 31, 2018 and ending on December 31, 2019 (“Year 1 TUR Period”).

a.
Total Unitholder Return (TUR). The TUR for each company in the Target Group (including the Partnership) is measured by dividing the sum of (i) the cash distributions on the common shares or common units of such company during the Year 1 TUR Period, assuming cash distribution reinvestment and (ii) the difference between the price of a common share or common unit of such company at the end and at the beginning of the Year 1 TUR Period (appropriately adjusted for any share or unit dividend, share or unit split, spin-off, merger or other similar corporate events) by (iii) the price of a common share or common unit of such company at the beginning of the Year 1 TUR Period.

b.
Performance Ranking. The TUR for the Year 1 TUR Period for the Partnership and each company in the Target Group shall be arranged by rank from best to worst according to the TUR achieved by each company. The total number of companies so ranked shall then be divided into four groups (“Quartiles” and each a “Quartile”). For purposes of assigning companies to Quartiles (with the 1st Quartile being the best and the 4th Quartile being the worst), the total number of companies ranked (including the Partnership) shall be divided into four groups as nearly equal in number as possible. The number of companies in each group shall be the total number contained in the Target Group divided by four. If the total number of companies is not evenly divisible by four, so that there is a fraction contained in such quotient, the extra company(ies) represented by such fraction will be included in one or more Quartiles as follows:

Fraction	Extra Company(ies)
¼	1st Quartile
½	1st Quartile 2nd Quartile
¾	1st Quartile 2nd Quartile 3rd Quartile

c.	Vesting Percentage. The TUR Vesting Percentage for the Year 1 Annual Tranche shall be determined based on where the Partnership’s TUR during the Year 1 TUR Period falls within the following ranges:

Partnership TUR Position	TUR Vesting Percentage for Year 1 Annual Tranche
4th Quartile	0%
3rd Quartile	50%
2nd Quartile	100%
1st Quartile	150%
If the Partnership’s TUR is the highest achieved in the 1st Quartile	200%

Notwithstanding the foregoing, the Committee has full discretion to apply a TUR Vesting Percentage between 0% and 200% to the Year 1 Annual Tranche.

B.
Performance Unit Vesting for the Year 2 and Year 3 Performance Periods. The Committee will designate the Performance Measures that will apply for the Year 2 Performance Period and the Year 3 Performance Period (the “Year 2 Performance Measures” and the “Year 3 Performance Measures,” respectively) during the applicable year. Within the Committee’s discretion, the Year 2 Performance Measures and the Year 3 Performance Measures may result in the vesting of greater than 100% (up to 200%) of the Year 2 Annual Tranche and the Year 3 Annual Tranche, respectively. The Year 2 Performance Measures and the Year 3 Performance Measures shall be applied to the Year 2 Annual Tranche and the Year 3 Annual Tranche, respectively, to determine the Performance Units that vest with respect to the applicable Performance Period. Notwithstanding the foregoing, the Committee has full discretion to vest between 0% and 200% of the applicable Annual Tranche, regardless of the level of Performance Measures achieved for the applicable year.

5.	Termination of Employment.

A.
Voluntary Termination and Termination for Cause. Except for a Change of Control, if Participant’s employment is voluntarily terminated by Participant (other than through Participant’s death), or is terminated by the Company, the Partnership or any of their respective Affiliates for Cause, any Annual Tranche for a Performance Period not completed as of the date of termination shall be automatically forfeited for no consideration; provided, however, that a Participant who remains continuously employed with the Company, the Partnership or any of their respective Affiliates from the Grant Date through the last day of a Performance Period will be entitled to the Performance Units (i.e., the Performance Units in the Annual Tranche for such completed Performance Period in accordance with Section 4 and any Carried Forward Units from the immediately preceding Performance Period which are eligible to vest with respect to such completed Performance Period), whether or not Participant remains employed by the Company, the Partnership or any of their respective Affiliates until the Vesting Date applicable to the completed Performance Period.

B.
Death, Disability and Termination Other Than for Cause. Except for a Change of Control, if Participant experiences a Disability (as defined below) or if Participant’s employment with the Company, the Partnership or any of their respective Affiliates is terminated by the Company, the Partnership or such Affiliate other than for Cause (at a time when Participant is otherwise willing and able to continue providing services) or as a result of Participant’s death (each, a “Triggering Event”), and the then-current Performance Period will be completed in fewer than 30 days after such Triggering Event, the Annual Tranche applicable to the then-current Performance Period (and any Carried Forward Units which are eligible to vest with respect to the then-current Performance Period) shall vest and be settled in accordance with Sections 3 and 4 as if Participant had remained employed through the last day of the Performance Period. Any Performance Units (including any Carried Forward Units) that fail to vest for the then-current Performance Period after the application of the previous sentence, including any Performance Units for any Performance Periods that would otherwise have commenced following the Triggering Date, shall be automatically and immediately forfeited for no consideration. Any Performance Units that vest pursuant to this Section 5B shall be settled as soon as administratively practicable after the Vesting Date for the then-current Performance Period and in all events no later than March 15 of the calendar year following the end of the calendar year in which the applicable Triggering Event occurs. For purposes of this Agreement, “Disabled” or “Disability” means (i) the inability of Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the receipt of income replacements by Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, for a period of not less than three (3) months under the accident and health plan of the Company, the Partnership or an applicable Affiliate thereof.

6.
Change of Control. Upon a Change of Control, with respect to then-outstanding Performance Units, all applicable Performance Measures will be deemed achieved at the maximum levels applicable to such Performance Units and all such Performance Units shall automatically vest in full. Any Performance Units that vest pursuant to this Section 6 shall be settled as soon as administratively practicable after the Change of Control and in all events no later than March 15 of the calendar year following the end of the calendar year in which the Change of Control occurs.

7.
Withholding. The Company, the Partnership or an applicable Affiliate will withhold any taxes due from Participant’s grant as the Company, the Partnership or an applicable Affiliate determines is required by law, which, in the sole discretion of the Committee, may include withholding a number of Performance Units or the Units issuable thereunder otherwise payable to Participant.

8.
Acceptance and Acknowledgement. Participant hereby accepts and agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan and any subsequent amendment or amendments thereto, as if it had been set forth verbatim in this Award. Participant shall be deemed to have timely accepted this Agreement and the terms hereof if Participant has not explicitly rejected this Agreement in writing to the Partnership within sixty (60) days after the Grant Date. Participant hereby acknowledges receipt of a copy of the Plan, this Agreement and Appendix A. Participant has read and understands the terms and provisions thereof, and accepts the Performance Units subject to all of the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Performance Units or disposition of the underlying Units and that Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

9.
Plan and Appendix Incorporated by Reference. The Plan and Appendix A are incorporated into this Agreement by this reference and are made a part hereof for all purposes; provided, however, that, in the event of a conflict between the Plan and this Agreement or between the Plan and Appendix A, the Plan shall control.

10.
Restrictions. This Agreement and Participant’s interest in the Performance Units granted by this Agreement are of a personal nature and, except as expressly provided in this Agreement or the Plan, Participant’s rights with respect thereto may not be sold, mortgaged, pledged, assigned, alienated, transferred, conveyed or otherwise disposed of or encumbered in any manner by Participant. Any such attempted sale, mortgage, pledge, assignment, alienation, transfer, conveyance, disposition or encumbrance shall be void, and the Partnership and its Affiliates shall not be bound thereby.

NUSTAR ENERGY L.P.
By: Riverwalk Logistics, L.P., its general partner
By: NuStar GP, LLC, its general partner

By:_____________________________
Bradley C. Barron
President & Chief Executive Officer

APPENDIX A

1.
No Guarantee of Tax Consequences. None of the Board, the Company, the Partnership or any Affiliate of any of the foregoing makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to Participant (or to any person claiming through or on behalf of Participant) or assumes any liability or responsibility with respect to taxes and penalties and interest thereon arising hereunder with respect to Participant (or to any person claiming through or on behalf of Participant).

2.
Successors and Assigns. The Partnership and its Affiliates may assign any of their respective rights under this Agreement and it shall be binding and inure to the benefit of such successors and assigns. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person(s) to whom the Performance Units may be transferred by will or the laws of descent or distribution.

3.	Governing Law. The validity, construction and effect of this Agreement shall be determined by the laws of the State of Delaware without regard to conflict of laws principles.

4.
No Rights as Unitholder. Neither Participant nor any person claiming by, through or under Participant with respect to the Performance Units shall have any rights as a unitholder of the Partnership (including, without limitation, voting rights) unless and until the Performance Units vest and are settled by the issuance of Units.

5.
Amendment. The Committee has the right to amend or alter this Agreement and/or the Performance Units; provided, that no such amendment shall adversely affect Participant’s material rights under this Agreement without Participant’s consent.

6.
No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon Participant any right to be retained in any position, as an Employee, Consultant or Director of the Company, the Partnership or any Affiliate thereof. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company, the Partnership or any Affiliate thereof to terminate Participant’s service at any time, with or without Cause.

7.
Notices. Any notice required to be delivered to the Partnership under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal offices. Any notice required to be delivered to Participant under this Agreement shall be in writing and addressed to Participant at Participant’s address as then shown in the records of the Company, the Partnership or the applicable Affiliate. Any party hereto may designate another address in writing (or by such other method approved by the Partnership) from time to time.

8.
Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by such party to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the parties hereto.

9.
Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

APPENDIX B
Target Group

Buckeye Partners, L.P.
Crestwood Equity Partners LP
DCP Midstream, LP
Enable Midstream Partners, L.P.
Energy Transfer LP
EnLink Midstream Partners, LP
Enterprise Products Partners, LP
Genesis Energy, L.P.
Magellan Midstream Partners, L.P.
MPLX LP
NuStar Energy L.P.
ONEOK, Inc
Plains All American Pipeline, L.P.
SEMGroup Corporation
Targa Resources Corp.